SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 2) *

                             Hana Biosciences, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    40963P105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]   Rule 13d-1(b)
      [X]   Rule 13d-1(c)
      [_]   Rule 13d-1(d)

                              (Page 1 of 15 Pages)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 40963P105                   13G                     Page 2 of 15 Pages

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Capital, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        6,533,003 (Includes Warrants to Purchase 5,449,403 shares
  OWNED BY                     of Common Stock)*
    EACH       -----------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     6,533,003 (Includes Warrants to Purchase 5,449,403 shares
                               of Common Stock)*
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,533,003 (Includes Warrants to Purchase 5,449,403 shares of Common
                Stock)*
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.98%*
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

* Comprised of shares and warrants held by Deerfield Special Situations Fund, L.P. and warrants held by Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P. The provisions of such warrants restrict the exercise of such warrants to the extent that, upon such exercise, the number of shares that are beneficially owned by such holder and its affiliates and any other persons or entities which with which such holder would constitute a
Section 13(d) "group", would exceed 9.98% of the total number of shares of the Issuer's total outstanding

CUSIP No. 40963P105                   13G                     Page 3 of 15 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Special Situations Fund, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5. SOLE VOTING POWER

                  0
               -----------------------------------------------------------------
  NUMBER OF    6. SHARED VOTING POWER
   SHARES
 BENEFICIALLY     1,442,956 (Includes Warrants to Purchase 359,356 Common
  OWNED BY                  Shares)*
    EACH       -----------------------------------------------------------------
  REPORTING    7. SOLE DISPOSITIVE POWER
   PERSON
    WITH          0
               -----------------------------------------------------------------
               8. SHARED DISPOSITIVE POWER

                  1,442,956 (Includes Warrants to Purchase 359,356 Common
                            Shares)*
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,442,956 (Includes Warrants to Purchase 359,356 Common Shares)*
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |X|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.41%*
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

* The provisions of warrants beneficially owned by the reporting person restrict the exercise of such warrants to the extent that, upon such exercise, the number of shares then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) "group" would exceed 9.98% of the total number of shares of the Issuer then outstanding (the "Ownership Cap"). Accordingly, notwithstanding the number of shares reported, the reporting person disclaims beneficial ownership of the shares underlying such warrants to the extent beneficial ownership of such shares would cause all reporting persons hereunder, in the aggregate, to exceed the Ownership Cap.

CUSIP No. 40963P105                   13G                     Page 4 of 15 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Management Company, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        2,725,053 (Includes Warrants to purchase 658,653 shares of
  OWNED BY                     Common Stock)*
    EACH       -----------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     2,725,053 (Includes Warrants to purchase 658,653 shares of
                               Common Stock)*
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,725,053 (Includes Warrants to purchase 658,653 shares of Common Stock)*
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |X|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.25%*
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

* Comprised of shares and warrants held by Deerfield Special Situations International Limited. The provisions of such warrants restrict the exercise of such warrants to the extent that, upon such exercise, the number of shares then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) "group" would exceed 9.98% of the total number of shares of the Issuer then outstanding (the "Ownership Cap"). Accordingly, notwithstanding the number of shares reported, the reporting person disclaims beneficial ownership of the shares underlying such warrants to the extent beneficial ownership of such shares would cause all reporting persons hereunder, in the aggregate, to exceed the Ownership Cap.

CUSIP No. 40963P105                   13G                     Page 5 of 15 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deerfield Special Situations Fund International Limited
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        2,725,053
  OWNED BY           (Includes Warrants to Purchase 658,653 Common Shares)*
    EACH       -----------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     2,725,053
                     (Includes Warrants to Purchase 658,653 Common Shares)*
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,725,053 (Includes Warrants to Purchase 658,653 Common Shares)*
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |X|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.25%*
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

* The provisions of warrants beneficially owned by the reporting person restrict the exercise of such warrants to the extent that, upon such exercise, the number of shares then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) "group" would exceed 9.98% of the total number of shares of the Issuer then outstanding (the "Ownership Cap"). Accordingly, notwithstanding the number of shares reported, the reporting person disclaims beneficial ownership of the shares underlying such warrants to the extent beneficial ownership of such shares would cause all reporting persons hereunder, in the aggregate, to exceed the Ownership Cap.

CUSIP No. 40963P105                   13G                     Page 6 of 15 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Private Design Fund, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    6.   SHARED VOTING POWER
   SHARES
 BENEFICIALLY       1,949,488
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    1,949,488
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,949,488
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |X|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.68%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP No. 40963P105                   13G                     Page 7 of 15 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Private Design International, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    6.   SHARED VOTING POWER
   SHARES
 BENEFICIALLY       3,140,559
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    3,140,559
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,140,559
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |X|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.84%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP No. 40963P105                   13G                     Page 8 of 15 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      James E. Flynn
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        9,258,056*
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     9,258,056*
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,258,056*
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.98%*
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

* Comprised of shares and warrants held by Deerfield Special Situations Fund, L.P. and Deerfield Special Situations Fund International Limited, and warrants held by Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P. The provisions of such warrants restrict the exercise of such warrants to the extent that, upon such exercise, the number of shares that are beneficially owned by such holder and its affiliates and any other persons or entities which with which such holder would constitute a Section 13(d) "group", would exceed 9.98% of the total number of shares of the Issuer's total outstanding

                                                              Page 9 of 15 Pages


CUSIP No.   40963P105
            ---------------------

Item 1(a).  Name of Issuer:

            Hana Biosciences, Inc.
            --------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

            7000 Shoreline Court, Suite 370
            South San Francisco, CA 94080
            --------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

            James E. Flynn, Deerfield Capital, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield Special Situations Fund International Limited; Deerfield Private Design Fund, L.P.; Deerfield Private Design International, L.P.

            --------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            James E. Flynn, Deerfield Capital, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P.,
            780 Third Avenue, 37th Floor, New York, NY 10017
            Deerfield Special Situations
            Fund International Limited c/o Bisys Management, Bison Court, Columbus Centre, P.O. Box 3460, Road Town, Tortola, British Virgin Islands
            --------------------------------------------------------------------
Item 2(c).  Citizenship:

            Mr. Flynn - United States citizen

            Mr. Flynn - United States citizen
            Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield
            Special Situations Fund, L.P. and Deerfield Private Design Fund, L.P.- Delaware limited partnerships
            Deerfield Management Company, L.P. - New York limited partnership Deerfield International Limited and Deerfield Special Situations Fund International Limited - British Virgin Islands corporations Deerfield Private Design International, L.P. - British Virgin Islands limited partnership
            --------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

            Common Stock
            --------------------------------------------------------------------
Item 2(e).  CUSIP Number:

            40963P105
            --------------------------------------------------------------------
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   [_] Broker or dealer registered under Section 15 of the Exchange
                Act.

      (b)   [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [_] Investment company registered under Section 8 of the Investment Company Act.

                                                             Page 10 of 15 Pages


      (e)   [_] An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)   [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         Deerfield Capital, L.P. - 6,533,003 shares (1)
         Deerfield Special Situations Fund, L.P. - 1,442,956 shares (Includes Warrants to Purchase 359,356 Common Shares) (2)
         Deerfield Management Company, L.P. - 2,725,053 shares (2)(3)
         Deerfield Special Situations Fund International Limited - 2,725,053 shares (Includes Warrants to Purchase 658,653 Common Shares) (2) Deerfield Private Design Fund, L.P. - 1,949,488 shares (Comprised of warrants to purchase common shares) (2)
         Deerfield Private Design International, L.P. - 3,140,559 shares (Comprised of warrants to purchase common shares) (2)
         James E. Flynn - 9,258,056 (2)(4)
         -----------------------------------------------------------------------
     (b) Percent of class:

         Deerfield Capital, L.P. - 9.98%(1)
         Deerfield Special Situations Fund, L.P. - 4.41% (2)
         Deerfield Management Company, L.P. - 8.25% (2)(3)
         Deerfield Special Situations Fund International Limited - 8.25% (2) Deerfield Private Design Fund, L.P. - 6.02% (2)
         Deerfield Private Design International, L.P. - 9.70% (2)
         James E. Flynn - 9.98% (2)(4)
         -----------------------------------------------------------------------

(1) Comprised of shares and warrants held by Deerfield Special Situations Fund, L.P. and shares held by Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P.

(2) The provisions of warrants beneficially owned by the reporting person restrict the exercise of such warrants to the extent that, upon such exercise, the number of shares then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a
Section 13(d) "group" would exceed 9.98% of the total number of shares of the Issuer then outstanding (the "Ownership Cap"). Accordingly, notwithstanding the number of shares reported, the reporting person disclaims beneficial ownership of the shares underlying such warrants to the extent beneficial ownership of such shares would cause all reporting persons hereunder, in the aggregate to exceed the Ownership Cap.

(3)Comprised of shares and warrants held by Deerfield Special Situations International Limited.

(4) Comprised of shares and warrants held by Deerfield Special Situations Fund L.P. & Deerfield Special Situations Fund International Limited and warrants held by Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P.

                                                             Page 11 of 15 Pages


     (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote    All Reporting
                                                            Persons          - 0

                                                            -------------------,
          (ii)  Shared power to vote or to direct the vote  Deerfield Capital,
                                                            L.P. - 6,533,003 (1)
                                                            Deerfield Special
                                                            Situations Fund,
                                                            L.P. - 1,442,956 (2)
                                                            Deerfield
                                                            Management Company,
                                                            L.P. - 2,725,053
                                                            (2)(3)
                                                            Deerfield Special
                                                            Situations Fund
                                                            International
                                                            Limited - 2,725,053
                                                            (2)
                                                            Deerfield Private
                                                            Design Fund, L.P. -
                                                            1,949,488 (2)
                                                            Deerfield Private
                                                            Design
                                                            International, L.P.
                                                            - 3,140,559 (2)
                                                            James E. Flynn -
                                                            9,258,056 (2)(4)
                                                            -------------------
          (iii) Sole power to dispose or to direct the
                disposition of                              All Reporting
                                                            Persons          - 0

          (iv)  Shared power to dispose or to direct the
                disposition of                              Deerfield Capital,
                                                            L.P. - 6,533,003 (1)
                                                            Deerfield Special
                                                            Situations Fund,
                                                            L.P. - 1,442,956 (2)
                                                            Deerfield
                                                            Management Company,
                                                            L.P. - 2,725,053
                                                            (2)(3)
                                                            Deerfield Special
                                                            Situations Fund
                                                            International
                                                            Limited - 2,725,053
                                                            (2)
                                                            Deerfield Private
                                                            Design Fund, L.P. -
                                                            1,949,488 (2)
                                                            Deerfield Private
                                                            Design
                                                            International, L.P.
                                                            - 3,140,559 (2)
                                                            James E. Flynn -
                                                            9,258,056 (2)(4)
                                                            -------------------

(1) Comprised of shares and warrants held by Deerfield Special Situations Fund, L.P. and shares held by Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P.

(2) The provisions of warrants beneficially owned by the reporting person restrict the exercise of such warrants to the extent that, upon such exercise, the number of shares then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a
Section 13(d) "group" would exceed 9.98% of the total number of shares of the Issuer then outstanding (the "Ownership Cap"). Accordingly, notwithstanding the number of shares reported, the reporting person disclaims beneficial ownership of the shares underlying such warrants to the extent beneficial ownership of such shares would cause all reporting persons hereunder, in the aggregate to exceed the Ownership Cap.

(3)Comprised of shares and warrants held by Deerfield Special Situations International Limited.

(4) Comprised of shares and warrants held by Deerfield Special Situations Fund L.P. & Deerfield Special Situations Fund International Limited and warrants held by Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P.

                                                             Page 12 of 15 Pages


      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         -----------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

      If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------

                                                             Page 13 of 15 Pages


Item 8.  Identification  and  Classification  of Members of the Group.

      If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         See Exhibit B
         -----------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

      Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         N/A
         -----------------------------------------------------------------------

Item 10. Certifications.

      "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                                             Page 14 of 15 Pages


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DEERFIELD CAPITAL, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD PRIVATE DESIGN FUND, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD MANAGEMENT COMPANY, L.P.

By:  Flynn Management LLC
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Flynn Management LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

                                                             Page 15 of 15 Pages


JAMES E. FLYNN

/s/ Darren Levine
---------------------------------------
Darren Levine, Attorney-In-Fact

Date:  February 12, 2009

                                  Exhibit List

Exhibit A.      Joint Filing Agreement.

Exhibit B.      Item 8 Statement.

Exhibit C (1).  Power of Attorney.

(1) Previously filed as Exhibit 24 to a Form 4 with regard to Dynavax Technologies Corporation filed with the Securities and Commission on July 20, 2007 by Deerfield Capital L.P.; Deerfield Partners, L.P.; Deerfield Management Company, L.P.; Deerfield International Limited; Deerfield Special Situations Fund, L.P.; Deerfield Special Situations Fund International Limited; Deerfield Private Design Fund, L.P.; Deerfield Private Design International, L.P. and James E. Flynn.

                                    Exhibit A

                                    Agreement

      The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock of Hana Biosciences, Inc. shall be filed on behalf of the undersigned.

DEERFIELD CAPITAL, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD MANAGEMENT COMPANY, L.P.

By:  Flynn Management LLC
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD PRIVATE DESIGN FUND, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Flynn Management LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact


JAMES E. FLYNN

/s/ Darren Levine
---------------------------------------
Darren Levine, Attorney-In-Fact

                                    Exhibit B

      Due to the relationships between them, the reporting persons hereunder may be deemed to constitute a "group" with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.